EXHIBIT 99.1

Contact:
URS Corporation
Sam Ramraj
Vice President, Investor Relations
(415) 774-2700
Sard Verbinnen & Co
Hugh Burns/Jamie Tully/Jane Simmons
(212) 687-8080

WILLIAM H. FRIST JOINS URS BOARD

SAN FRANCISCO, CA – November 18, 2009 – URS Corporation (NYSE:URS) today announced that former United States Senator William H. Frist, M.D. has joined its Board of Directors, effective immediately.

Martin M. Koffel, Chairman and Chief Executive Officer of URS, stated: “We are pleased to welcome Senator Frist to our Board of Directors.  As former Senate Majority Leader and member of the Senate Finance and Foreign Relations committees, Senator Frist brings a wealth of expertise and a unique perspective on a wide range of national and international economic issues.  We believe Senator Frist will be a valuable addition to our Board as we seek to build on our proven track record of steady growth.”

Senator Frist said: “I am very pleased to be joining the URS Board of Directors.  URS has a well-earned reputation for operational excellence and strong financial performance.  I am looking forward to working with the other Board members and the Company’s management team as we seek to deliver value to stockholders.”

Senator Frist currently is a partner at Cressey & Company LP, a private investment firm, and serves as a Professor of Business and Medicine at Vanderbilt University.  He served as U.S. Senator for Tennessee from 1995 until 2007, and was Majority Leader of the U.S. Senate from 2002 until 2007.  Senator Frist held numerous committee assignments during his tenure, including seats on the Finance and Foreign Relations Committees.

Previously, Senator Frist was the Director of Vanderbilt University Medical Center’s heart and lung transplant program and later founded and became Director of the Vanderbilt Multi-Organ Transplant Center.  Senator Frist earned his bachelor’s degree from Princeton University and a medical degree with honors from Harvard Medical School.  Senator Frist currently serves on the board of Aegis Sciences Corporation and the boards of several other organizations, including the Center for Strategic and International Studies, The Millennium Challenge Corporation, the Kaiser Family Foundation, the U.S. Holocaust Museum’s Committee on Conscience, Africare, the Smithsonian Museum of Natural History, the Harvard Medical School Board of Fellows and the Clinton Global Initiative’s Global Health Working Group.

URS Corporation (NYSE: URS) is a leading provider of engineering, construction and technical services for public agencies and private sector companies around the world.  The Company offers a full range of program management; planning, design and engineering; systems engineering and technical assistance; construction and construction management; operations and maintenance; and decommissioning and closure services. URS provides services for power, infrastructure, industrial and commercial, and federal projects and programs.  Headquartered in San Francisco, the Company operates through three divisions: the URS Division, the EG&G Division and the Washington Division. URS Corporation has more than 45,000 employees in a network of offices in more than 30 countries (www.urscorp.com).
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